Exhibit 99.5

FORM OF
NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee of non-transferable rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share, of HKN, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Company’s Prospectus dated October 29, 2010 (the “Prospectus”), hereby certifies to the Company and to American Stock Transfer & Trust Co., LLC, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of common stock pursuant to the Over-Subscription Privilege, the number of shares specified below pursuant to the Over-Subscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

		Number of Shares	Number of Shares
	Number of Shares	Subscribed for	Subscribed for
	Owned on	Pursuant to Basic	Pursuant to
	the Record Date	Subscription Privilege	Over-Subscription Privilege
1.

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9.

Printed Name of Nominee Holder:

By:

Print Signer’s Name:

Contact Name:

Contact Phone Number:

Provide the following information, if applicable, regarding Depository Trust Company (“DTC”) Participant Numbers

DTC Participant Number:

Participant Name:

By:

Name:

Title:
DTC Basic Subscription Confirmation Numbers: